Exhibit 10.2A

ePRESENCE, INC.

Amended and Restated

Executive Retention Agreement

This Amended and Restated Executive Retention Agreement (this “Agreement”) between ePresence, Inc., a Massachusetts corporation (the “Company”), and Richard M. Spaulding (the “Executive”) is made as of May 8, 2003 (the “Effective Date”). The Company and the Executive shall, at times, be referred to herein each as, a “Party,” and together as, the “Parties.”

Preliminary Statement

A. The Executive presently serves in the employ of the Company as the Company’s Senior Vice President and Chief Financial Officer.

B. The Executive and the Company have entered into that certain Executive Retention Agreement dated as of October 16, 1998, as amended as of July 26, 2001 (the “Prior Agreement”).

C. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders.

D. The Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby further agree as follows:

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1. “Change in Control” means (except as provided in Section 3.3 below) an event or occurrence set forth in any one or more of Section 1.1(a) through 1.1(d) below (including an event or occurrence that constitutes a Change in Control under one of such Sections but is specifically exempted from another such Section):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1.1(a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of Section 1.1(c) hereof; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; provided, however, that solely for purposes of Sections 4.1(a) and 4.1(b) below, this subsection (d) shall read as follows: “the earlier of (i) the date of the first liquidating distribution made by the Company to its stockholders or (ii) the dissolution of the Company.”

1.2. “Change in Control Date” means the first date during the Term (as defined in Section 2 hereof) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3. “Cause” means:

(a) the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Chief Executive Officer or the Board (or the Compensation Committee thereof) which specifically identifies the manner in which the Chief Executive Officer or the Board (or the Compensation Committee thereof), respectively, believes the Executive has not substantially performed the Executive’s duties; or

(b) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.4. “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a) hereof) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

(a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”; provided, however, that any reference in this Agreement to “Measurement Date” in the context of termination of employment during a Potential Change in Control Period shall mean the commencement date of such Potential Change in Control Period), or any other action or omission by the Company which results in a diminution in such position, authority or responsibilities;

(b) a reduction in the aggregate of the Executive’s annual base salary and On Target Earnings (as defined in the Company’s Executive Bonus Plan) as in effect on the Measurement Date or as the same was or may be increased from time to time;

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;

(d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is more than 35 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date;

(e) the failure of the Company to obtain the agreement, in a form reasonably satisfactory to the Executive, from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1 hereof; or

(f) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of any employment agreement with the Executive.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

1.5. “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

1.6. “Potential Change in Control Period” means the time period beginning at such time as the Board, in its sole discretion, adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control Period has commenced, and ending at the earlier of (a) such time as the Board, in its sole discretion, adopts a resolution to the effect that, for purposes of this Agreement, such Potential Change in Control Period has terminated or (b) the Change in Control Date.

2. Term of Agreement. This Agreement, and all rights and obligations of the Parties, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 hereof if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through May 7, 2004; provided, however, that commencing on May 8, 2004 and each May 8, thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended. Notwithstanding the foregoing, the provisions of Section 3.1 hereof shall remain in full force and effect for the duration of the Executive’s employment with the Company.

3. Employment Status; Termination.

3.1. Employment Status.

(a) Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. Notwithstanding the foregoing, the Executive may be entitled to certain benefits under Sections 3.1(b) or 4 hereof, if the Executive’s employment with the Company is terminated pursuant to the circumstances described therein. If the Executive’s employment with the Company terminates for any reason and subsequently a

Change in Control shall occur, the Executive shall not be entitled to any benefits under Section 4 hereof, except as otherwise provided pursuant to Section 1.2 hereof, in which event, any benefits provided pursuant to Section 4 hereof shall be net of and not in addition to any benefits provided pursuant to Section 3.1(b) hereof.

(b) Termination Benefits. Upon the termination of the Executive’s employment with the Company for any reason other than (v) the Executive’s death, (w) the Executive’s Disability, (x) termination for Cause, (y) voluntary termination at the election of the Executive other than for Good Reason or (z) any termination pursuant to which the Executive is entitled to benefits under Section 4.2 hereof, the Executive shall be entitled to the following benefits for the period six months subsequent to the Date of Termination (as defined in Section 3.2 hereof):

(i) The Company will pay to the Executive each month a severance amount equal of one-twelfth (1/12) of the sum of (A) the Executive’s annual base salary for the calendar year in which the Date of Termination occurred and (B) the Executive’s bonus under the Company’s Executive Bonus Plan for the calendar year in which the Date of Termination occurred (assuming for this purpose that all targets requisite to qualifying the Executive for 100% of On Target Earnings were met and/or satisfied in full, whether or not such targets were actually met and/or satisfied). The Company shall deduct from such payments any applicable deductions for medical, dental, prescription and life insurance contributions and/or withholdings for taxes or similar governmental payments or charges.

(ii) The Company will provide continued medical, dental and life insurance coverage to the Executive and the Executive’s family, on terms substantially as in effect on the Date of Termination, subject to the payment by the Executive of all applicable employee contributions.

(c) Patent and Confidentiality Agreement. The Executive hereby ratifies and confirms in all respects his obligations and responsibilities pursuant to the Employee Patent and Confidential Information Agreement between the Company and the Executive. Without limiting the generality of the foregoing, the Executive agrees that all documents, records, techniques, business secrets and other information which have and will come into his possession from time to time during his employment with the Company shall be deemed to be confidential and proprietary to the Company. The Executive shall retain in his confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses and such information shall not be disclosed to any person or entity other than employees of the Company and its subsidiaries who have a need to know such information, nor shall the Executive use the same for any purpose (other than in the performance of his duties as an employee of the Company) without written approval by another officer of the Company, either during or after his employment with the Company, unless and until such information has become public knowledge without fault by the Executive.

(d) Services During Certain Events. (i) In the event that a third person begins a tender or exchange offer with respect to the Outstanding Company Common Stock, circulates a proxy to the Company’s stockholders, or takes other steps seeking to effect a Change in Control, and until such third person has abandoned or terminated such efforts to effect a

Change in Control or until after such a Change in Control has been effected, or (ii) during a Potential Change in Control Period, the Executive agrees that he will not voluntarily leave the employ of the Company and will continue to serve the Company in all capacities in which he served the Company immediately prior to the date of the taking of such steps to effect a Change in Control or immediately prior to the Potential Change in Control Period, as applicable.

3.2. Notice of Termination of Employment.

(a) Any termination of the Executive’s employment by the Company or by the Executive during the Term or, if the Change in Control Date occurs during the Term, within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other Party (the “Notice of Termination”), given in accordance with Section 7 hereof. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the Party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 60 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s right hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Subsequent to such event(s) or circumstance(s) and prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board (or the Compensation Committee thereof) at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 30 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

3.3. Loans. The following provisions, which were included in Amendment No. 1 to the Prior Agreement, shall remain in effect, and solely for purposes of this Section 3.3, the terms “Change in Control” and “Change in Control Date” shall have the respective meanings ascribed to such terms in the Prior Agreement and shall not be deemed to be modified or amended in any respect by the terms of this Agreement:

(a) As of the date of Amendment No. 1 to the Prior Agreement, the principal amounts of any outstanding loans to the Executive from the Company made for the purpose of satisfying the Executive’s federal, state and local income tax obligations with respect to the issuance or vesting of restricted shares plus accrued interest, were consolidated into one loan (the “Consolidated Loan”). The Consolidated Loan, and any future loans to the Executive by the Company for the foregoing stated purpose (“Future Loan”), shall bear simple interest at the applicable Federal rate and shall be due and payable 90 days after the termination of the Executive’s employment with the Company subject to the forgiveness and Change in Control provisions set forth below in subsections 3.3(b) and 3.3(c), respectively.

(b) Subject to the Executive being employed by the Company on an annual applicable anniversary date, beginning (i) July 26, 2002 with respect to the Consolidated Loan, and (ii) the date 12 months from the making of any Future Loan, if any, 20% of the Consolidated Loan and 20% of any Future Loan, as the case may be, plus accrued interest on each such loan as of such date shall be forgiven.

(c) If the Change in Control Date occurs during the Term, the aggregate outstanding principal amount of the Consolidated Loan and any Future Loan plus accrued interest on each such loan as of the Change in Control Date shall be forgiven.

(d) That with respect to any amounts forgiven on an anniversary date pursuant to subsection 3.3(b) above or as a result of a change in control pursuant to subsection 3.3(c) above, as the case may be, a gross-up amount to satisfy applicable federal, state and local income taxes on such debt forgiveness income to the Executive shall be included.

4. Change in Control Benefits to Executive.

4.1. Change in Control. If the Change in Control Date occurs during the Term, then:

(a) immediately prior to the Change in Control, each outstanding option to purchase shares of common stock of the Company held by the executive shall become immediately exercisable in full;

(b) immediately prior to the Change in Control, each outstanding restricted stock award held by the Executive shall be deemed to be fully vested and no longer subject to a right of repurchase by the Company; and

(c) the Company shall pay to the Executive in a lump sum in cash the Change in Control Amount. The Change in Control Amount shall be determined as follows:

(i) if the Per Share Consideration (as defined below) is $2.00 or less, then the Change in Control Amount shall equal $0;

(ii) if the Per Share Consideration is more than $2.00 and equal to or less than $3.00, then the Change in Control Amount shall equal (x) 0.00667 multiplied by (y)(1) the Consideration (as defined below) minus (2)(A) the Outstanding Share Amount multiplied by (B) $2.00; and

(iii) if the Per Share Consideration is more than $3.00, then the Change in Control Amount shall equal (x) the Change in Control Amount determined pursuant to the preceding clause (ii), assuming solely for this purpose that the Per Share Consideration is $3.00, plus (y) (1) 0.01 multiplied by (2)(A) the Consideration minus (B)(I) the Outstanding Share Amount multiplied by (II) $3.00.

All such per share amounts in the preceding clauses (i) through (iii) shall be subject to proportionate adjustment for any stock split, reverse stock split or similar change in the Company’s common stock occurring after the date hereof, but such per share amounts shall not be subject to adjustment for any other stock issuance (including without limitation the issuance of shares upon the exercise of any option or warrant, the issuance of restricted stock or the issuance of shares in a public offering or private placement).

For purposes hereof, “Consideration” means the aggregate amount of cash plus the aggregate value (as determined in good faith by the Board of Directors of the Company) of the shares or other consideration actually paid or distributed upon or following a Change in Control to holders of shares of, or options or warrants for, the Company’s common stock in respect of such shares, options or warrants. “Consideration” shall include, without limitation, (A) cash and securities paid or distributed to the Company’s stockholders by a company acquiring all of the Company’s shares by merger or tender offer and (B) cash and securities paid or distributed by the Company to its stockholders as a result of a Company asset sale or liquidation. Consideration paid or distributed in respect of an option or warrant shall be valued net of the exercise price thereof.

The “Per Share Consideration” shall equal (x) the Consideration divided by (y) the number of shares of common stock of the Company outstanding immediately prior to the Change in Control (which shall be deemed to consist of any shares actually outstanding, any shares issued upon the exercise of options or warrants immediately prior to such Change in Control and any shares issuable upon the exercise of options or warrants that are not exercised prior to the Change in Control but with respect to which a portion of the Consideration is paid) (the “Outstanding Share Amount”). For the avoidance of doubt, shares underlying options and warrants with respect to which no Consideration is paid or distributed (as a result of such options or warrants being unvested or out-of-the-money, or for any other reason) shall not be included as outstanding shares for this purpose.

Any Change in Control Amount payable hereunder shall be paid within 30 days following the payment of the Consideration to stockholders upon which such Change in Control Amount is based. Without limiting the generality of the foregoing, if any Consideration is placed in escrow, contingent, subject to an earn-out or similar arrangement, paid or distributed over time, or paid or distributed in more than one liquidating distribution to stockholders (“Contingent Consideration”), the Company shall be required to pay any Change in Control Amount with respect to such Contingent Consideration only to the extent that such Contingent

Consideration is actually paid or distributed to stockholders, and the computation of “Consideration” and “Change in Control Amount” shall be based on the Contingent Consideration actually paid or distributed to stockholders and shall not include any Contingent Consideration not so paid or distributed.

For the avoidance of doubt, it is understood that any payment pursuant to Section 4.1(c) shall be in addition to, and not in lieu of, any other payment to which the Executive may be entitled pursuant to Section 4 hereof.

4.2. Change in Control or Potential Change in Control and Termination of Employment. Upon the earlier to occur of the following events, the Executive shall be entitled to the benefits set forth in Sections 4.2(a), 4.2(b) or 4.2(c) below to the extent provided therein: (x) the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, or (y) a Potential Change in Control Period occurs during the Term and the Executive’s employment with the Company terminates during the Potential Change in Control Period.

(a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason, in each such case either (x) within 12 months following the Change in Control Date or (y) during a Potential Change in Control Period, then the Executive shall be entitled to the following benefits:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(1) the sum of (A) the Executive’s earned but unpaid base salary through the Date of Termination, (B) the product of (x) the Executive’s bonus under the Company’s Executive Bonus Plan for the calendar year in which (I) the Change in Control Date occurred (in the event of the applicability of Section 4.2(x)), (II) the Potential Change in Control Period commenced (in the event of the applicability of Section 4.2(y)) or (III) the Date of Termination occurred (in each case, assuming for this purpose that all targets requisite to qualifying the Executive for 100% of On Target Earnings were met and/or satisfied in full, whether or not such targets were actually met and/or satisfied), whichever such bonus is greater, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) the amount of any compensation previously earned and deferred by the Executive, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(2) the amount equal to the sum of (A) the Executive’s annual base salary for the calendar year in which (I) the Change in Control Date occurred (in the event of the applicability of Section 4.2(x)), (II) the Potential Change in Control Period commenced (in the event of the applicability of Section 4.2(y)) or (III) the Date of Termination occurred, whichever annual base salary is greater, and (B) the Executive’s bonus under the Company’s Executive Bonus Plan for the calendar year in which (I) the Change in Control Date occurred (in the event of the applicability of Section 4.2(x)), (II) the Potential Change in Control

Period commenced (in the event of the applicability of Section 4.2(y)) or (III) the Date of Termination occurred (in each case, assuming for this purpose that all targets requisite to qualifying the Executive for 100% of On Target Earnings were met and/or satisfied in full, whether or not such targets were actually met and/or satisfied), whichever such bonus is greater;

(ii) (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and (b) each outstanding restricted stock award granted to the Executive subsequent to the Change in Control Date or commencement of the Potential Change in Control Period shall be deemed fully vested and no longer subject to a right of repurchase by the Company;

(iii) for 12 months after the Date of Termination, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect (I) on the Measurement Date (in the event of the applicability of Section 4.2(x)) or (II) upon the commencement of the Potential Change in Control Period (in the event of the applicability of Section 4.2(y)); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

(iv) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(v) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(b) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive’s annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent earned but not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.

4.3. Taxes.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.3(b) hereof, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 4.3(a) hereof, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code, and any payroll taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.” For purpose of this Section 4.3(b), the amount of any federal or state income taxes shall be computed by using the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 4.3 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made (or made available to) a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is “contingent” (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments shall not be made until the dates provided for in this Section 4.3(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall provide notice to the Executive setting forth the Company’s determination (with reasonable detail regarding the basis for its determination) of: (i) the Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.3(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (i) which payments or benefits should not be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.3(b) Override is applicable, and, (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Contingent Compensation Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any such Contingent Compensation Payments which are not due to be made until after such date, which such Contingent Compensation Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Contingent Compensation Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Contingent Compensation Payments which are not due to be made until after such date, which such Contingent Compensation Payments shall be made on the date on which they are due). The balance of the Contingent Compensation Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.3(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by interest thereon computed at the prime rate announced from time to time by Citibank, N.A., compounded monthly from the date that such payments originally were due.

(e) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(iii) hereof, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

5. Disputes.

5.1. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board (or the Compensation Committee thereof) and shall be in writing. Any denial by the Board (or the Compensation Committee thereof) of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board (or the Compensation Committee thereof) shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2. Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (with respect to which the Executive is ultimately the prevailing party) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

6. Successors.

6.1. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

6.2. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company at Senior Vice President, Human Resources, ePresence, Inc., 120 Flanders Road, P.O. Box 5013, Westboro, Massachusetts 01581-5013, and to the Executive at 66 Solon Street, Newton, Massachusetts 02161 (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either Party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the Party for whom it is intended.

8. Miscellaneous.

8.1. Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a majority-owned subsidiary of the Company.

8.2. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3. Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.5. Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.7. Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8. Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party, including, without limitation, the Prior Agreement; and any prior agreement of the Parties in respect of the subject matter contained herein, including, without limitation, the Prior Agreement, is hereby terminated and canceled.

8.9. Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.10. Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

COMPANY: ePRESENCE, INC.

By:	/s/William P. Ferry
Title: Chairman & Chief Executive Officer

EXECUTIVE:

/s/Richard M. Spaulding
(signature) Print Name: Richard M. Spaulding